CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference of our report dated March 21, 2007 with respect to the financial statements and notes thereto of Juma Technology, Corp. included in its Annual Report (Form 10 -KSB) for the years ended December 31, 2006 and 2005, and to the use of our name and the statements with respect to us, as appearing under the heading Expert in such annual report.

/s/ Seligson & Giannattasio, LLP

Seligson & Giannattasio, LLP
White Plains, New York
April 2, 2007